  EXHIBIT 21.1

SUBSIDIARIES OF GLOBALOPTIONS GROUP, INC.

The state or jurisdiction of incorporation or organization is listed below for the subsidiary of GlobalOptions Group, Inc.

GlobalOptions, Inc., a Delaware corporation